Exhibit 99.1

TUESDAY MORNING CORPORATION ANNOUNCES FISCAL 2021 RESULTS; ENHANCES MANAGEMENT TEAM WITH NEW HIRES ACROSS KEY AREAS OF ORGANIZATION

DALLAS, TX – September 9, 2021 – Tuesday Morning Corporation (NASDAQ: TUEM), a leading off-price retailer of home goods and décor, today announced its results for the fourth quarter and full year fiscal 2021 ended June 30, 2021. In addition, the Company announced the appointment of Marc Katz as Principal and Chief Operating Officer, Jennifer Robinson as Chief Financial Officer and Bill Baumann as Chief Information Officer.

Fred Hand, Chief Executive Officer, stated, “I am proud of the Tuesday Morning team’s hard work and dedication over the past year emerging from bankruptcy with a strong liquidity position. I am very pleased to continue to work with Marc in his new role and welcome Jennifer and Bill to the team. We have been able to fill key leadership roles that will enhance our existing strong team. With our experienced and energized team in place we are well positioned to improve execution of our off-price model and position this great company for success.”

Marc Katz, appointed to newly created position of Principal and Chief Operating Officer, effective September 9, 2021. Mr. Katz currently serves as Interim Chief Financial Officer for the Company a position he held during the Company’s search for a permanent Chief Financial Officer.  Mr. Katz is a well-respected financial leader with a proven history of optimizing financial growth for retail businesses.  As COO, Mr. Katz will lead Tuesday Morning’s finance, information technology and supply chain organizations.  Before joining Tuesday Morning, Mr. Katz served in various capacities at Burlington Stores, Inc., most recently as Burlington's Chief Financial Officer/Principal.  During his tenure at Burlington, Mr. Katz oversaw finance, information technology, supply chain, asset protection and legal. Most recently, Mr. Katz served as President and Chief Financial Officer of Torrid from January 2020 through December 2020 and prior to his eleven years at Burlington, Mr. Katz served as Chief Financial Officer and Executive Vice President of A.C. Moore Arts & Crafts and Chief Information Officer and Senior Vice President at Foot Locker, Inc. He received a Master’s of Business Administration from St. Louis University and an undergraduate degree from the University of Missouri-St. Louis.

Jennifer Robinson has been appointed to Executive Vice President, Chief Financial Officer effective September 14, 2021. Ms. Robinson is joining Tuesday Morning from The Michaels Companies Inc., where she most recently served as Senior Vice President of Finance and Treasurer. During her tenure at Michaels, Ms. Robinson held numerous finance leadership positions, including Chief Accounting Officer and Controller. With over 20 years of experience, Ms. Robinson has an established record of driving transformational and strategic initiatives with tangible results. Prior to joining Michaels in 2007, Ms. Robinson began her career at Deloitte in audit and assurance services.  She is a Certified Public Accountant, has a Master’s of Business Administration from the University of Arkansas and an undergraduate degree from Oklahoma State University. Mr. Katz will continue to serve as Interim Chief Financial Officer until Ms. Robinson’s appointment becomes effective.

Bill Baumann appointed to Executive Vice President, Chief Information Officer effective August 2021. Mr. Baumann joined Tuesday Morning from Torrid, Inc. where he served as Executive Vice President Customer Experience and Chief Information Officer. In that role, Mr. Baumann's scope of responsibility included Information Technology, Store Operations and Ecommerce. Prior to that role, Mr. Baumann held the Chief Information Officer position at several retailers including, Total Wine and More, West Marine and Recreational Equipment Inc. (REI). Mr. Baumann has a strong 20-year retail CIO track record of building high performing teams, driving IT/Digital transformation and delivering results. Mr. Baumann earned a Masters of Business Administration from Saint Mary's College of California and an undergraduate degree from New Hampshire College.

Mr. Hand continued, “As we look ahead, we see tremendous potential. Our primary objective will be to improve our off-price operating fundamentals across the entire organization. Despite near-term challenges related to elevated supply chain costs as well as the uncertainty with respect to the ongoing pandemic, we are focused on the long-term, and I am confident in our ability to position Tuesday Morning for future profitable growth.”

Given the lack of comparability to the fourth quarter of fiscal 2020, due to actions the Company took related to its reorganization under Chapter 11, as well as the impact from temporary store and distribution center closures related to Covid-19, this release includes a condensed review of fourth quarter sales and inventory. Fourth quarter fiscal 2019 financial results are also difficult to compare with fiscal 2021 due to the significant reduction in store count and promotional activity between the two periods.

Fourth Quarter Fiscal 2021 Results of Operations (condensed)

•	As of the end of the fourth quarter fiscal 2021, the Company operated 490 stores compared to 714 stores at the end of the fourth quarter fiscal 2019.
•	Comparable store sales for the 490 stores that were open in 2021 and 2019 increased 1.2% compared to the same period in fiscal 2019 despite store inventory ending down 34% compared to the fourth quarter of fiscal 2019.

Fiscal 2021 Results of Operations

•	Net sales were $690.8 million, compared to $874.9 million for fiscal 2020.
•	During fiscal 2021, 197 stores were closed and two opened, for an ending store count of 490 as of June 30, 2021.
•	Gross profit was $206.0 million compared to $284.9 million for fiscal 2020. Gross margin for fiscal 2021 declined to 29.8% compared to 32.6% last year. The decrease in gross margin was primarily driven by increased supply chain costs and partially offset by improved merchandise margin due to a reduction in promotional activity compared to the prior year.
•	As a percentage of net sales, SG&A was 35.3% compared to 37.8% in the same period last year. SG&A was $244.2 million in fiscal 2021, compared to $330.6 million in the same period last year. The decrease in SG&A was primarily due to lower store expenses on a smaller store base, including a significant decrease in store rents for closed stores and renegotiated rents for the ongoing store base. Labor costs and depreciation were also lower on a smaller base.
•	Operating loss was $49.0 million, compared to operating loss of $159.2 million in fiscal 2020.
•	Net income of $3.0 million, or $0.05 per share, for fiscal 2021 compared to net loss of $166.3 million, or $3.68 per share, for fiscal 2020. The change in net income compared to the prior year was driven by Restructuring and Re-Organization items of $49.2 million net credit in fiscal 2021 and a $117.1 million loss in fiscal 2020.
•	Adjusted EBITDA was negative $20.3 million for fiscal 2021, compared to negative $15.4 million for the prior year period. Adjusted EBITDA is not a measure of financial performance under GAAP. A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended fiscal 2021 with $6.5 million in cash and cash equivalents and $12.0 million outstanding under its line of credit with availability on the line of $38.9 million, compared to $46.7 million in cash and cash equivalents and $0.1 million of outstanding borrowings under its line of credit in the prior year. Inventories at the end of fiscal 2021 were $145.1 million compared to $114.9 million in the prior year.

Outlook

First quarter fiscal 2022 comparable store sales are up low single digits quarter-to-date compared to the similar period in fiscal 2020.

Due to the continued uncertainty of the current environment, the Company is not providing financial guidance. The Company does expect to report an Adjusted EBITDA loss for fiscal 2022, slightly improved from fiscal 2021, given the continued headwinds from the industry wide supply chain dislocation.

The Company also expects to be net cash flow neutral during fiscal 2022 with sufficient capacity to cover its obligations and plans for the fiscal year.

About Tuesday Morning

Tuesday Morning Corporation is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 489 stores in 40 states.  More information and a list of store locations may be found on the Company's website at www.tuesdaymorning.com.

Conference Call Information

Tuesday Morning Corporation’s management will hold a conference call to review fiscal 2021 financial results today, September 9, 2021, at 8:00 am Central Time.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at 877-407-9716 or 201-493-6779 if calling internationally approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will also be available from 11:00 am Central Time, September 9, 2021 through 10:59 pm Central Time, September 16, 2021 by dialing 844-512-2921 or 412-317-6671 and entering conference ID number 13722778.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements include statements regarding management’s plans and strategies and projections with respect to Adjusted EBITDA, cash flow and liquidity. The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Item 1A. Risk Factors" of the Company's most Annual Report on Form 10-K for the fiscal year ended June 30, 2021, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: the effects and length of the COVID-19 pandemic; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; increases in the cost or a disruption in the flow of our products, including the extent and duration of the ongoing impacts to domestic and international supply chains from the COVID-19 pandemic; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to obtain merchandise on varying payment terms; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations of, or increased costs in the operation of our distribution center facility; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; increases in fuel prices and changes in transportation industry regulations or conditions; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing and new government regulations; our ability to manage risk to our corporate reputation from our customers, employees and other third parties; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations; and our ability to maintain an effective system of internal controls over financial reporting. The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events. Investors are cautioned not to place undue reliance on any forward-looking statements.

INVESTOR RELATIONS:

Caitlin Churchill

ICR

203-682-8200

Caitlin.Churchill@icrinc.com

MEDIA:

TuesdayMorning@edelman.com

Tuesday Morning Corporation

Consolidated Balance Sheet

(In thousands)

Unaudited

	6/30/2021	6/30/2020
Cash and cash equivalents	$6,534	$46,676
Restricted cash	22,321	-
Inventories	145,075	114,905
Prepaid expenses and other	8,871	13,563
Current assets	182,801	175,144

Property and equipment, net	37,784	68,635
Operating lease right of use assets	193,244	258,433
Other	4,055	3,178

Total Assets	$417,884	$505,390

Debtor-in-possession financing	$-	$100
Accounts payable	45,930	5,514
Accrued liabilities	46,454	33,942
Operating lease liabilities	54,632	-
Current liabilities	147,016	39,556

Operating lease liabilities-non-current	156,240	-
Borrowings under revolving credit facility	12,000	-
Long term debt	26,374	-
Other non-current liabilities	3,432	1,347
Asset retirement obligation	1,021	1,213
Liabilities subject to compromise	-	456,339
Total Liabilities	346,083	498,455

Stockholders' Equity	71,801	6,935

Total Liabilities and Equity	$417,884	$505,390

Tuesday Morning Corporation

Consolidated Statement of Operations

(In thousands, except per share data)

Unaudited

	For the Quarter Ended		For the Year Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Net sales	$177,274	$160,344	$690,790	$874,895
Cost of sales	130,596	114,549	484,788	590,025
Gross margin	46,678	45,795	206,002	284,870
Selling, general and administrative expenses	59,555	63,299	244,155	330,572
Restructuring, impairment, and abandonment charges	3,280	113,492	10,834	113,492
Operating loss before interest, reorganization and other income/(expense)	(16,157)	(130,996)	(48,987)	(159,194)
Other income/(expense):
Interest expense	(1,493)	(1,955)	(8,169)	(3,845)
Reorganization items, net	(2,154)	(3,619)	60,015	(3,619)
Other income, net	518	95	414	551
Earnings/(loss) before taxes	(19,286)	(136,475)	3,273	(166,107)
Income tax (benefit) provision	(424)	122	291	221
Net Earnings/(loss)	$(18,862)	$(136,597)	$2,982	$(166,328)

Earnings Per Share
Net earnings/(loss) per common share:
Basic	$(0.22)	$(3.01)	$0.05	$(3.68)
Diluted	$(0.22)	$(3.01)	$0.05	$(3.68)
Weighted average number of common shares:
Basic	84,198	45,346	60,584	45,208
Diluted	84,198	45,346	61,689	45,208

Tuesday Morning Corporation

Consolidated Statement of Cash Flows

(In thousands)

Unaudited

	For the Year Ended
	6/30/2021	6/30/2020
Cash flows from operating activities
Net earnings/(loss)	$2,982	$(166,328)
Depreciation and amortization	15,412	27,019
Loss on impairment and abandonment of assets	5,638	105,158
Intangible impairment charge	1,639	-
Amortization of financing costs and interest expense	7,177	1,606
(Gain)/loss on disposal of assets	(1,389)	46
Gain on sale-leaseback transaction	(49,639)	-
Share-based compensation	2,054	2,720
Rights offering and Backstop Agreement	19,990	-
Gain on lease terminations	(93,278)	-
Deferred income taxes	24	311
Construction allowances from landlords	451	1,312
Change in operating assets and liabilities	(69,116)	122,026
Net cash provided by/(used in) operating activities	(158,055)	93,870
Cash flows from investing activities
Capital expenditures	(3,783)	(15,825)
Proceeds sale-leaseback transaction	68,566	-
Purchase of intellectual property	-	(27)
Proceeds from sales of assets	1,897	1,950
Net cash provided by/(used in) investing activities	66,680	(13,902)
Cash flows from financing activities
Proceeds under revolving credit facility	811,031	308,506
Repayments under revolving credit facility	(799,131)	(343,056)
Change in cash overdraft	-	(4,996)
Proceeds from term loan	25,000	-
Proceeds from Rights Offering	40,000	-
Proceeds from the issuance of common stock	45	-
Payments on finance leases	(217)	(224)
Payments of financing fees	(3,174)	(4,917)
Net cash provided by/(used in) financing activities	73,554	(44,687)

Net increase (decrease) in cash, cash equivalents and restricted cash	(17,821)	35,281
Cash, cash equivalents and restricted cash at beginning of period	46,676	11,395
Cash, cash equivalents and restricted cash at end of period	$28,855	$46,676

Tuesday Morning Corporation

Non-GAAP Financial Measures

Unaudited

Non-GAAP Financial Measures

We define EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that we believe are not representative of our core operating performance. These measures are not presentations made in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as a measure of liquidity. EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by such adjustments. We believe it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate our operating performance. These non-GAAP financial measures are included to supplement our financial information presented in accordance with GAAP and because we use these measures to monitor and evaluate the performance of our business as a supplement to GAAP measures and we believe the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in our business and evaluate our performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. The non-GAAP measures presented may not be comparable to similarly titled measures used by other companies.

The following table reconciles net earnings (loss), the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA, each of which is a non-GAAP financial measure (in thousands):

	For the Quarter Ended		For the Year Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Net income/(loss)	$(18,862)	$(136,597)	$2,982	$(166,328)
Income tax (benefit)/provision	(424)	122	291	221
Interest expense	1,493	1,955	8,169	3,823
Depreciation & amortization	3,479	6,084	15,412	27,019
EBITDA	(14,314)	(128,436)	26,854	(135,265)

Share-based compensation expense	708	638	2,054	2,720
Restructure, impairment and abandonment expenses	3,280	112,232	10,834	113,492
Reorganization items, net	2,154	3,619	(60,015)	3,619
Adjusted EBITDA	$(8,172)	$(11,947)	$(20,273)	$(15,434)